--------------------------------------------------------------------------------

                            _______________________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                                 (Rule 13d-101)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (Amendment No. 1)

                         NATIONAL GOLF PROPERTIES, INC.
                                (Name of Issuer)

                            -------------------------

                                  COMMON STOCK
                                 $.01 PAR VALUE
                         (Title of Class of Securities)

                                    63623G109
                                 (CUSIP Number)

                            -------------------------

                                  Carl B. Tash
                             Cliffwood Partners LLC
                           11726 San Vicente Boulevard
                                    Suite 600
                              Los Angeles, CA 90049
                                 (310) 442-0370
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                  March 1, 2002

             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [_]

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
           NAME OR REPORTING PERSON
       1   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           CBT Advisory Group, Inc.

--------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [X]
                                                                        (b) [_]
--------------------------------------------------------------------------------
       3   SEC USE ONLY


--------------------------------------------------------------------------------
       4   SOURCE OF FUNDS

           AF
--------------------------------------------------------------------------------
       5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                        [_]

--------------------------------------------------------------------------------
       6    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of California
--------------------------------------------------------------------------------
                              7       SOLE VOTING POWER
       NUMBER OF                      0
        SHARES
     BENEFICIALLY
       OWNED BY          -------------------------------------------------------
         EACH                 8     SHARED VOTING POWER
       REPORTING                    1,177,500
        PERSON
         WITH            -------------------------------------------------------
                              9     SOLE DISPOSITIVE POWER
                                    0

                          ------------------------------------------------------
                              10      SHARED DISPOSITIVE POWER
                                      1,177,500

--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,177,500
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]

--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.0% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2001)

--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
           NAME OR REPORTING PERSON
       1   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Tash Partners, L.P.

--------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
       3   SEC USE ONLY


--------------------------------------------------------------------------------
       4   SOURCE OF FUNDS

           AF
--------------------------------------------------------------------------------
       5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
       6    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of California
--------------------------------------------------------------------------------
                             7     SOLE VOTING POWER
       NUMBER OF                   0
        SHARES
     BENEFICIALLY
       OWNED BY          -------------------------------------------------------
         EACH                8     SHARED VOTING POWER
       REPORTING                   1,177,500
        PERSON
         WITH            -------------------------------------------------------
                             9     SOLE DISPOSITIVE POWER
                                   0

                         -------------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   1,177,500

--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,177,500
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]

--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.0% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2001)

--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
           NAME OR REPORTING PERSON
       1   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Cliffwood Partners, L.P.

--------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
       3   SEC USE ONLY


--------------------------------------------------------------------------------
       4   SOURCE OF FUNDS

           AF

--------------------------------------------------------------------------------
       5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                [_]


--------------------------------------------------------------------------------
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware
--------------------------------------------------------------------------------
                              7     SOLE VOTING POWER
       NUMBER OF                    0
        SHARES
     BENEFICIALLY
       OWNED BY          -------------------------------------------------------
         EACH                 8     SHARED VOTING POWER
       REPORTING                    1,177,500
        PERSON
         WITH            -------------------------------------------------------
                              9     SOLE DISPOSITIVE POWER
                                    0

                          ------------------------------------------------------
                              10    SHARED DISPOSITIVE POWER
                                    1,177,500

--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,177,500
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES                                                           [_]

--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.0% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2001)

--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
           NAME OR REPORTING PERSON
       1   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Cliffwood Partners, LLC

--------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
       3   SEC USE ONLY


--------------------------------------------------------------------------------
       4   SOURCE OF FUNDS

           WC

--------------------------------------------------------------------------------
       5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware
--------------------------------------------------------------------------------
                            7      SOLE VOTING POWER
       NUMBER OF                    0
        SHARES
     BENEFICIALLY
       OWNED BY         --------------------------------------------------------
         EACH                8     SHARED VOTING POWER
       REPORTING                   1,177,500
        PERSON
         WITH           --------------------------------------------------------
                             9     SOLE DISPOSITIVE POWER
                                   0

                         -------------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   1,177,500

--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,177,500
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]

--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.0% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2001)

--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON (See Instructions)

           OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
           NAME OR REPORTING PERSON
       1   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Carl B. Tash

--------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
       3   SEC USE ONLY


--------------------------------------------------------------------------------
       4   SOURCE OF FUNDS

           AF

--------------------------------------------------------------------------------
       5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                [_]


--------------------------------------------------------------------------------
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen
--------------------------------------------------------------------------------
                            7     SOLE VOTING POWER
       NUMBER OF                  0
        SHARES
     BENEFICIALLY
       OWNED BY          -------------------------------------------------------
         EACH               8     SHARED VOTING POWER
       REPORTING                  1,177,500
        PERSON
         WITH            -------------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  0

                         -------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  1,177,500

--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,177,500
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]

--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.0% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2001)

--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
           NAME OR REPORTING PERSON
       1   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Cliffwood Select Equity Fund, L.P.

--------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
       3   SEC USE ONLY


--------------------------------------------------------------------------------
       4   SOURCE OF FUNDS

           WC

--------------------------------------------------------------------------------
       5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                [_]


--------------------------------------------------------------------------------
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware
--------------------------------------------------------------------------------
                            7      SOLE VOTING POWER
       NUMBER OF                   0
        SHARES
     BENEFICIALLY
       OWNED BY         ---------- ---------------------------------------------
         EACH               8      SHARED VOTING POWER
       REPORTING                   171,120
        PERSON
         WITH           ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER
                                   0

                        --------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
                                   171,120

--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           171,120
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]

--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.3% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON (See Instructions)

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
           NAME OR REPORTING PERSON
       1   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Cliffwood Select Equity Fund II, L.P.

--------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
       3   SEC USE ONLY


--------------------------------------------------------------------------------
       4   SOURCE OF FUNDS

           WC
--------------------------------------------------------------------------------
       5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                [_]


--------------------------------------------------------------------------------
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware
--------------------------------------------------------------------------------
                           7      SOLE VOTING POWER
       NUMBER OF                   0
        SHARES
     BENEFICIALLY
       OWNED BY         --------------------------------------------------------
         EACH               8     SHARED VOTING POWER
       REPORTING                  242,700
        PERSON
         WITH           --------------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  0

                        --------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  242,700

--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           242,700
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]

--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.9% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON (See Instructions)

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
           NAME OR REPORTING PERSON
       1   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Cliffwood Select Equity Fund, Ltd.

--------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
       3   SEC USE ONLY


--------------------------------------------------------------------------------
       4   SOURCE OF FUNDS

           WC

--------------------------------------------------------------------------------
       5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                [_]


--------------------------------------------------------------------------------
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
       NUMBER OF                 0
        SHARES
     BENEFICIALLY
       OWNED BY         --------------------------------------------------------
         EACH              8     SHARED VOTING POWER
       REPORTING                 114,500
        PERSON
         WITH           --------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER
                                 0

                        --------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                 114,500

--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           114,500
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]

--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.9% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON (See Instructions)

           OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
           NAME OR REPORTING PERSON
       1   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Cliffwood Value Equity Fund, L.P.

--------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
       3   SEC USE ONLY


--------------------------------------------------------------------------------
       4   SOURCE OF FUNDS

           WC
--------------------------------------------------------------------------------
       5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware
--------------------------------------------------------------------------------
                            7      SOLE VOTING POWER
       NUMBER OF                   0
        SHARES
     BENEFICIALLY
       OWNED BY          --------- ---------------------------------------------
         EACH               8      SHARED VOTING POWER
       REPORTING                   333,200
        PERSON
         WITH            --------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER
                                   0

                         -------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER
                                   333,200

--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           333,200
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]

--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.5% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON (See Instructions)

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
           NAME OR REPORTING PERSON
       1   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Cliffwood Equity Fund, L.P.

--------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
       3   SEC USE ONLY


--------------------------------------------------------------------------------
       4   SOURCE OF FUNDS

           WC
--------------------------------------------------------------------------------
       5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           State of California
--------------------------------------------------------------------------------
                             7     SOLE VOTING POWER
       NUMBER OF                   0
        SHARES
     BENEFICIALLY
       OWNED BY          -------------------------------------------------------
         EACH                8     SHARED VOTING POWER
       REPORTING                   29,000
        PERSON
         WITH            -------------------------------------------------------
                             9     SOLE DISPOSITIVE POWER
                                   0

                         -------------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                   29,000

--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           29,000
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]

--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.2% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON (See Instructions)

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109


--------------------------------------------------------------------------------
           NAME OR REPORTING PERSON
       1   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Cliffwood Real Estate Equity Fund, Ltd.

--------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
       3   SEC USE ONLY


--------------------------------------------------------------------------------
       4   SOURCE OF FUNDS

           WC
--------------------------------------------------------------------------------
       5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                [_]

--------------------------------------------------------------------------------
       6   CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
                              7     SOLE VOTING POWER
       NUMBER OF                    0
        SHARES           -------------------------------------------------------
     BENEFICIALLY             8     SHARED VOTING POWER
       OWNED BY                     53,900
         EACH
       REPORTING         -------------------------------------------------------
        PERSON                9     SOLE DISPOSITIVE POWER
         WITH                       0

                          ------------------------------------------------------
                              10    SHARED DISPOSITIVE POWER
                                    53,900

--------------------------------------------------------------------------------
      11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           53,900
--------------------------------------------------------------------------------
      12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]

--------------------------------------------------------------------------------
      13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.4% (based on 13,127,148 shares outstanding as of November 9, 2001, as reported in National Golf Properties Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001)

--------------------------------------------------------------------------------
      14   TYPE OF REPORTING PERSON (See Instructions)

           OO
--------------------------------------------------------------------------------

Item 1.  Security and Issuer.

     Cliffwood Partners LLC hereby amends and supplements its statement on
Schedule 13D originally filed on February 21, 2002 (the "Schedule 13D") relating to the common stock, $.01 par value per share (the "Common Stock"), of National Golf Properties, Inc., a Maryland corporation (the "Issuer").

Item 2.  Source and Amount of Funds or Other Consideration.

Item 2 of the Schedule 13D is hereby amended and restated as follows:

     "The Reporting Persons utilized available cash assets in the aggregate amount of $9,236,627.85 to purchase the 1,177,500 shares of the Common Stock of the Issuer as detailed under Item 5 below."

Item 3.  Purpose of Transaction.

Item 3 of the Schedule 13D is hereby amended by adding the following as the last paragraph under Item 3:

     "On March 1, 2002, the Reporting Persons sent a letter to the Board of Directors of the Issuer which is filed as Exhibit 1 to this Amendment No. 1."

Item 7.    Materials to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and restated as follows:

     "Exhibit 1 - Letter from Cliffwood Partners LLC to the Board of Directors of National Golf Properties, Inc., dated March 1, 2002."

                                    SIGNATURE

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  March 1, 2002

                                    CBT ADVISORY GROUP, INC.

                                    By:    /s/ Carl B. Tash
                                       -----------------------------------------
                                    Name:   Carl B. Tash
                                    Title:  President



                                    TASH PARTNERS, L.P.

                                    By:  CBT ADVISORY GROUP, INC.,
                                            its general partner


                                         By:   /s/ Carl B. Tash
                                            ------------------------------------
                                         Name:   Carl B. Tash
                                         Title:  President



                                    CLIFFWOOD PARTNERS, L.P.

                                    By:  TASH PARTNERS, L.P.
                                            its general partner

                                         By:  CBT ADVISORY GROUP, INC.,
                                                 its general partner


                                              By:   /s/ Carl B. Tash
                                                 -------------------------------
                                              Name:   Carl B. Tash
                                              Title:  President

                                    CLIFFWOOD PARTNERS LLC

                                    By:  CLIFFWOOD PARTNERS, L.P.,
                                            its managing member

                                         By:  TASH PARTNERS, L.P.
                                                 its general partner

                                              By:  CBT ADVISORY GROUP, INC.,
                                                     its general partner


                                                   By:   /s/ Carl B. Tash
                                                      --------------------------
                                                   Name:   Carl B. Tash
                                                   Title:  President



                                    CLIFFWOOD EQUITY FUND, L.P.

                                    By:  CLIFFWOOD PARTNERS, LLC,
                                            its general partner

                                         By:  CLIFFWOOD PARTNERS, L.P.,
                                                 its managing member

                                              By:  TASH PARTNERS, L.P.
                                                      its general partner

                                                   By: CBT ADVISORY GROUP, INC.,
                                                          its general partner


                                                        By:  /s/ Carl B. Tash
                                                           ---------------------
                                                        Name:   Carl B. Tash
                                                        Title:  President

                                    CLIFFWOOD SELECT EQUITY FUND, L.P.

                                    By:  CLIFFWOOD PARTNERS, LLC,
                                            its general partner

                                         By:  CLIFFWOOD PARTNERS, L.P.,
                                                  its managing member

                                              By:  TASH PARTNERS, L.P.
                                                      its general partner

                                                   By: CBT ADVISORY GROUP, INC.,
                                                          its general partner


                                                        By:  /s/ Carl B. Tash
                                                           ---------------------
                                                        Name:   Carl B. Tash
                                                        Title:  President


                                    CLIFFWOOD REAL ESTATE
                                    EQUITY FUND, LTD.

                                    By:  CLIFFWOOD PARTNERS, LLC,
                                            its investment manager and director

                                         By:  CLIFFWOOD PARTNERS, L.P.,
                                                 its managing member

                                              By:  TASH PARTNERS, L.P.
                                                      its general partner

                                                   By: CBT ADVISORY GROUP, INC.,
                                                          its general partner


                                                        By:  /s/ Carl B. Tash
                                                           ---------------------
                                                        Name:   Carl B. Tash
                                                        Title:  President

                                    CLIFFWOOD SELECT EQUITY
                                    FUND II, L.P.

                                    By:  CLIFFWOOD PARTNERS, LLC,
                                            its general partner

                                         By:  CLIFFWOOD PARTNERS, L.P.,
                                                 its managing member

                                              By:  TASH PARTNERS, L.P.
                                                      its general partner

                                                   By: CBT ADVISORY GROUP, INC.,
                                                          its general partner


                                                        By:  /s/ Carl B. Tash
                                                           ---------------------
                                                        Name:   Carl B. Tash
                                                        Title:  President


                                    CLIFFWOOD SELECT EQUITY
                                    FUND, LTD.

                                    By:  CLIFFWOOD PARTNERS, LLC,
                                            its investment manager and director

                                         By:  CLIFFWOOD PARTNERS, L.P.,
                                                  its managing member

                                              By:  TASH PARTNERS, L.P.
                                                      its general partner

                                                   By: CBT ADVISORY GROUP, INC.,
                                                          its general partner


                                                        By:  /s/ Carl B. Tash
                                                           ---------------------
                                                        Name:   Carl B. Tash
                                                        Title:  President

                                    CLIFFWOOD VALUE EQUITY
                                    FUND, L.P.

                                    By:  CLIFFWOOD PARTNERS, LLC,
                                            its general partner

                                         By:  CLIFFWOOD PARTNERS, L.P.,
                                                  its managing member

                                              By:  TASH PARTNERS, L.P.
                                                     its general partner

                                                   By: CBT ADVISORY GROUP, INC.,
                                                          its general partner


                                                        By:  /s/ Carl B. Tash
                                                           ---------------------
                                                        Name:   Carl B. Tash
                                                        Title:  President



                                    /s/ Carl B. Tash
                                    --------------------------------------------
                                    Carl B. Tash


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